UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Preliminary Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

The Babcock & Wilcox Company

(Name of Registrant as Specified In Its Charter)

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[EMAIL TO EMPLOYEE PARTICIPANTS IN THE B&W THRIFT PLAN AND POST ON THRIFT PLAN WEBSITE]

The Babcock & Wilcox Company
To B&W Thrift Plan Participants:
As a 37-year employee of B&W, I take great pride in announcing that on May 12, 2011, B&W will hold its first Annual Meeting of Stockholders following our spin-off from McDermott International, Inc. Through your participation in B&W’s Thrift Plan, you may be a stockholder entitled to vote your shares at the meeting. As a stockholder in this company, your vote is important and valued.
We recently mailed you a notice regarding the availability of the Proxy Statement and related materials for the annual meeting. This notice contains instructions on how to access these materials and vote your B&W shares held in the Thrift Plan. You should be receiving the notice soon, if you have not already. If you do not receive the information or have any questions regarding the voting procedures, please e-mail Angela Winter in the Corporate Secretary’s Office at XXXXXXX@babcock.com.
Again, your vote is important, so I encourage you to read and consider the information contained in B&W’s Proxy Statement and take a moment to vote your shares at your earliest convenience. If you have already voted, thank you for your prompt response.
I appreciate your investment in B&W and your consideration of the matters presented at our inaugural annual meeting as a new public company.
Sincerely,
Brandon C. Bethards
President & Chief Executive Officer